Moody National REIT II, Inc. POS AM

EXHIBIT 10.7

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of May 11, 2015, by and between MUELLER HOSPITALITY, LP, a Texas limited partnership (the “Seller”), and MOODY NATIONAL REIT I, INC., a Maryland corporation (the “Purchaser”).

RECITATIONS:

A.

The Seller is the owner of that certain tract of land more particularly described on Exhibit ”A” attached hereto and made a part hereof, located at 1200 Barbara Jordan Boulevard, Building 4, Austin, Texas 78723, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, (the “Land”), and all buildings and improvements, including the 112-key hotel presently branded as a Residence Inn by Marriott, located on the Land (the “Improvements”). The Land and the Improvements, together with the Personal Property, are sometimes referred to hereinafter together as the “Hotel”.

B.

The Purchaser desires to purchase the Property, including the Hotel, from the Seller, and the Seller desires to sell the Property, including the Hotel, to the Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1

“3-05 Audit” shall have the meaning ascribed to such term in Section 2.4(f).

1.2

“Accounts Receivable” shall mean all amounts which the Seller is entitled to receive from the operation of the Hotel, but are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, or any other goods or services provided by or on behalf of the Seller at the Hotel.

1.3

“Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing.

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1.4

“Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.5

“Agreement” shall have the meaning ascribed to such term in the Preamble.

1.6

“Allocation” shall have the meaning ascribed to such term in Section 2.5.

1.7

“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority, or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use maintenance or condition thereof.

1.8

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in substantially the form attached hereto as Exhibit “D” whereby Seller assigns and Purchaser assumes all of the Seller’s rights, title and interest in and to the Hotel Agreements which are disclosed to Purchaser and not terminated prior to Closing in accordance with this Agreement.

1.9

“Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau or instrumentality presently issued.

1.10

“Bankruptcy Code” shall have the meaning ascribed to such term in Section 3.21.

1.11

“Basket Limitation” shall mean an amount equal to $50,000.00.

1.12

“Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between the Seller and Purchaser in substantially the form attached hereto as Exhibit “E”, conveying title to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto, and Advance Bookings.

1.13

“Cap Limitation” shall mean an amount equal to 15% of the Purchase Price.

1.14

“Certificate of Completion” means a certificate of compliance issued by the new construction council having authority over the Property.

1.15

“Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.16

“Closing Date” shall mean the date that is thirty (30) days following the expiration of the Study Period, subject to Purchaser’s right to extend the Closing Date for up to an additional fifteen (15) days by providing written notice to Seller on or before the originally scheduled Closing Date in the event Purchaser has not received Licensor approval of Purchaser or its designee as a franchisee of the Hotel.

1.17

“Closing Documents” shall have the meaning ascribed to such term in Section 7.1.

1.18

“Code” shall have the meaning ascribed to such term in Section 10.13.

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1.19

“Covered Audit Period” shall have the meaning ascribed to such term in Section 2.4(f).

1.20

“Deed” shall mean a special warranty deed in substantially the form attached hereto as Exhibit “F”, conveying fee title to the Real Property from the Seller to the Purchaser, subject to the Permitted Title Exceptions.

1.21

“Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.22

“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by the Seller and the Purchaser.

1.23

“Employees” shall have the meaning ascribed to such term in Section 3.6.

1.24

“Environmental Conditions” shall have the meaning ascribed to such term in Section 4.6(c).

1.25

“Environmental Laws” shall mean any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and any law, statute, regulation, rule or ordinance of the state in which the Property is located and any other governmental entity with actual or asserted jurisdiction over the Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial, administrative, or otherwise binding and applicable interpretation of any such laws, rules or regulations.

1.26

“ERISA” shall have the meaning ascribed to such term in Section 3.6.

1.27

“Escrow Agent” shall mean the Title Company.

1.28

“Exchange” shall have the meaning ascribed to such term in Section 10.21.

1.29

“Executive Orders” shall have the meaning ascribed to such term in Section 4.5.

1.30

“Final Rooms Revenue” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 11:59 p.m. on the day prior to the Closing Date, exclusive of food, beverage, telephone and similar charges, which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

1.31

“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.32

“First Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.33

“Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them, in each case to the extent the same has jurisdiction over the Person or property in question.

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1.34

“Hazardous Substances” shall have the meaning ascribed to such term in Section 3.14.

1.35

“Hotel” shall have the definition ascribed to such term in the Recitals.

1.36

“Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.37

“Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and other items of real estate located on the Land.

1.38

“Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to the Seller in the event that the Purchaser elects to terminate this Agreement.

1.39

“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of the Seller pertaining to the Property, its operation, or any part thereof.

1.40

“Intangible Personal Property” shall mean the Seller’s right, title and interest in and to all intangible personal property owned or possessed by the Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations (but only to the extent transferrable under Applicable Laws), (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 7.6(i) hereof, (5) Advance Bookings, excluding the Seller’s cash on hand, in the bank accounts and invested with financial or other institutions, and (6) any Warranties and Guaranties. For the avoidance of doubt, Intangible Personal Property shall not include Accounts Receivable, the License Agreement, any agreement terminated by the Seller in accordance with Section 6.1, or any Authorizations that cannot be transferred under Applicable Laws.

1.41

“Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law.

1.42

“Knowledge of the Seller” or “Seller’s Knowledge” shall mean the current, actual knowledge of Billy Brown, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person, other than the duty of such Person to make a reasonable inquiry of the Manager with respect to the specific matters or facts then in question.

1.43

“Land” shall mean the approximately 2.198 acres of land more particularly described on Exhibit “A”, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto.

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1.44

“Leased Property” shall mean all items of Tangible Personal Property leased to the Seller, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.45

“Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any) set forth on Exhibit “G” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.46

“LEED Certification” shall mean the Leadership in Energy and Environmental Design certification received from the U.S. Green Building Council.

1.47

“License Agreement” shall mean the franchise agreement, dated September 17, 2010, between Licensor and Seller with respect to the Hotel.

1.48

“Licensor” shall mean Marriott International, Inc.

1.49

“Liquor Permit” shall have the meaning ascribed to such term in Section 7.11.

1.50

“Management Agreement” shall mean that certain Management Agreement, dated May 24, 2010, between Manager and Seller with respect to the Hotel.

1.51

“Manager” shall mean Intermountain Management, L.L.C.

1.52

“Monetary Title Encumbrances” shall have the meaning ascribed to such term in Section 2.4(e).

1.53

“New Manager” shall have the meaning ascribed to such term in Section 5.1(e).

1.54

“Occupancy Agreements” shall mean the leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests and other than Seller) or concessionaires have the right to occupy space upon the Real Property set forth on Exhibit “H” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.55

“Off-Site Facility Agreements” shall mean the written leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases, as set forth on Exhibit “I” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.56

“Operating Agreements” shall mean the service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Management Agreement) related to construction, operation, or maintenance of the Property and the business conducted thereon, as set forth on Exhibit “J” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

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1.57

“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures the Purchaser’s ownership of good and indefeasible fee simple title to the Real Property, subject only to Permitted Title Exceptions and, at Purchaser’s sole expense if Purchaser elects to purchase and the same are available under the circumstances, including extended coverage over the so-called “pre-printed” standard exceptions and such other endorsements as are customary in such transactions.

1.58

“Patriot Act” shall have the meaning ascribed to such term in Section 4.5.

1.59

“Permits” shall have the meaning ascribed to such term in Section 3.13.

1.60

“Permitted Exceptions” shall mean (i) the Permitted Title Exceptions, (ii) liens for current real estate taxes which are not yet due and payable, and (iii) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Land currently or hereinafter imposed by any Governmental Authority.

1.61

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to the Purchaser as determined pursuant to Section 2.4(e) hereof.

1.62

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.63

“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.64

“Property” shall mean collectively the Real Property and Personal Property.

1.65

“Purchase Price” shall mean the amount of TWENTY FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($25,500,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.66

“Purchaser” shall have the meaning ascribed to such term in the Preamble.

1.67

“Purchaser Parties” shall mean the Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.68

“Purchaser Waived Breach” shall have the meaning ascribed to such term in Section 9.6(e).

1.69

“Purchaser’s Objections” shall have the meaning ascribed to such term in Section 2.4(e).

1.70

“Purchaser’s PIP” shall have the meaning ascribed to such term in Section 7.12.

1.71

“Real Property” shall mean the Land and the Improvements.

1.72

“Rep Survival Period” shall have the meaning ascribed to such term in the last sentence of Article III.

1.73

“SEC” shall have the meaning ascribed to such term in Section 6.8.

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1.74

“Second Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.75

“Seller” shall have the meaning ascribed to such term in the Preamble.

1.76

“Seller Indemnity Obligations” shall have the meaning ascribed to such term in Section 9.6(c).

1.77

“Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.78

“Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.79

“Study Period” shall mean the period ending at 5:00 p.m. on the date which is thirty (30) days following the Effective Date. Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Houston, Texas.

1.80

“Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and vehicles owned by Seller that are used by the Seller in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel which shall be owned by Seller or leased by Seller pursuant to a Leased Property Agreement, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.

1.81

“Terrorism Executive Order” shall have the meaning ascribed to such term in Section 4.5.

1.82

“Title Commitment” shall have the meaning ascribed to such term in Section 2.4(e).

1.83

“Title Company” shall mean Moody National Title Company, L.P., 6363 Woodway, Suite 250, Houston, Texas 77057, or other title insurance underwriter selected by Purchaser and reasonably acceptable to Seller.

1.84

“Updated Survey” shall mean a current ALTA as-built survey of the Real Property, certified to the Purchaser and the Title Company by a land surveyor or professional engineer qualified in the jurisdiction in which the Real Property is located, to be obtained by the Purchaser, at Purchaser’s sole cost and expense, pursuant to the provisions of Section 2.4(e).

1.85

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local applicable law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

1.86

“Warranties and Guaranties” shall mean, to the extent assignable by Seller without the consent of any other Person at no cost or expense to Seller, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

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ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1

Purchase and Sale. The Seller agrees to sell the Property and the Purchaser agrees to purchase the Property, free and clear of all liens and encumbrances (excluding Permitted Exceptions) for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein. No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

2.2

Payment of Purchase Price. The Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to the Seller (or other party designated by the Seller) at Closing by making a wire transfer of immediately available federal funds to the account of the Seller (or other party designated by the Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of the Seller on the Closing Date.

2.3

Earnest Money. Within one (1) business day following, the Effective Date, the Purchaser will deliver to the Escrow Agent the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “First Earnest Money Deposit”). Within one (1) business day following the expiration of the Study Period, assuming the Purchaser has not previously elected to terminate this Agreement in accordance with Section 2.4, the Purchaser shall deliver to the Escrow Agent the additional sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Second Earnest Money Deposit”) (the First Earnest Money Deposit and the Second Earnest Money Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Earnest Money shall be non-refundable, except as otherwise provided for in this Agreement. The Earnest Money shall be invested by the Escrow Agent in short-term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. All interest earned on such deposits shall belong to the party (as between the Seller and the Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either the Seller or the Purchaser as provided in this Agreement.

2.4

Due Diligence.

(a)

The Purchaser shall have the right, until 5:00 p.m. on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to the Seller, and to perform at Purchaser’s sole cost, risk and expense and subject to terms and conditions set forth in Section 2.4(d) below, such due diligence investigations during business hours as the Purchaser, in its discretion deems appropriate, provided that any such inspection shall not unreasonably impede the normal day to day business operation of the Hotel, and provided further that the Seller shall be entitled to accompany the Purchaser and the Purchaser Parties (as applicable) on such inspection. Notwithstanding the foregoing, the Purchaser shall not have the right to interview the Employees, the Manager, the tenants or subtenants under Tenant Leases or any Hotel guests or licensees or other users or occupants of the Hotel, without the prior written consent of the Seller, such consent to be granted or withheld by the Seller’s reasonable discretion. The Purchaser’s right of inspection of the Property shall be subject to the rights of the tenants and Hotel guests and the rights of the Manager under the Management Agreement. Prior to any such inspection, the Purchaser shall deliver to the Seller evidence of insurance reasonably acceptable to the Seller. If prior to the expiration of the Study Period, the Purchaser provides written notice to the Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate the Agreement for any reason or no reason whatsoever, this Agreement shall automatically terminate, the Earnest Money (less the Independent Contract Consideration, which shall be paid to the Seller) shall be returned to Purchaser and the Seller and the Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement; provided, however, that if the Purchaser does not provide such written notice prior to the expiration of the Study Period, such right shall be deemed to be waived and this Agreement shall remain binding and of full force and effect. In the event of such termination, the Earnest Money, less the Independent Contract Consideration (which shall be paid to the Seller), shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent.

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(b)

Seller shall, on or before 5:00 p.m. C.D.T. on the date which is five (5) days following the Effective Date, deliver copies of the items identified in Exhibit ”B” (collectively, the “Submission Matters”) to Purchaser. In addition, at all times prior to the Closing, Seller shall also provide to Purchaser, within two (2) days of the Purchaser’s request thereof, such other documents and information concerning the Property as the Purchaser or the Purchaser’s lender may from time to time reasonably request which are in Seller’s or the Manager’s possession or control, excluding any correspondence, documents, agreements, instruments or materials subject to the attorney-client privilege or which the Seller is contractually or legally not permitted to disclose (as to which Seller shall give notice to the Purchaser of same). During the Study Period, upon two (2) business days prior notice and upon conditions reasonably established by the Seller, the Seller shall also make available at the Hotel to the Purchaser, and the Purchaser’s agents, auditors, engineers, attorneys, consultants, and potential lessees, partners and lenders (collectively, the “Purchaser Parties”), for inspections and/or copying at the Purchaser’s sole cost and expense, the Seller’s and the Manager’s books, records, and correspondence specifically relating to the Property which are in the Seller’s or the Manager’s possession at the Hotel, excluding any correspondence, documents, agreements, instruments or materials subject to the attorney-client privilege or which the Seller is contractually or legally not permitted to disclose (as to which Seller shall give notice to Purchaser of same).

(c)

If for any reason whatsoever the Purchaser does not purchase the Property, the Purchaser shall promptly deliver to the Seller or destroy copies of the Submission Matters delivered to or copied by the Purchaser or Purchaser Parties; provided, however, that the Purchaser shall not be obligated to deliver to the Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for the Purchaser or the Purchaser Parties in connection with the Property. Any such information reflecting, referencing or incorporating any Submission Matters shall be held in the strictest confidence by the Purchaser and the Purchaser Parties. The Purchaser shall be liable for any breach or violation of this Section 2.4(c) by any Purchaser Party. The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)

The Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage, liability, cost (including, without limitation, reasonable attorneys’ fees) or claim for personal injury or property damage and any other loss, damage, liability, cost (including, without limitation, reasonable attorneys’ fees) claim or lien to the extent arising out of, resulting from, relating to or in connection with any such inspection of the Real Property by the Purchaser or the Purchaser Parties or any agents, contractors or employees of the Purchaser or the Purchaser Parties, except for the discovery of existing conditions of the Real Property. The Purchaser understands and accepts that any on-site inspections of the Property shall occur during business hours and at reasonable times agreed upon by the Seller and the Purchaser after not less than three (3) business days prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Property, the Purchaser shall do so only after notifying Seller and subject to reasonable terms and conditions as may be proposed by the Seller. The Seller shall be entitled to accompany the Purchaser and the Purchaser Parties (as applicable) on any such permitted testing. The Purchaser shall not permit any liens to attach to the Property by reason of such inspections. The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or the Purchaser Parties on or related to the Property. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and the Closing (if any).

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(e)

Within fifteen (15) days after the Effective Date, the Seller shall cause the Title Company to furnish to the Purchaser and Seller, a title insurance commitment bearing an effective date not earlier than forty-five (45) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy upon satisfaction of the conditions set forth in such commitment, together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property. Within ten (10) days after delivery of the Title Commitment to Seller by the Purchaser, the Purchaser shall cause a surveyor licensed to practice in the state where the Property is located to furnish to the Purchaser an updated survey (the “Updated Survey”) of the Land and Improvements. Within five (5) business days following its receipt of the Title Commitment and the Updated Survey, or within five (5) business days of any supplement to the Title Commitment or Updated Survey, the Purchaser shall notify the Seller in writing of any matters identified in the Title Commitment that the Purchaser is unwilling to accept (including any defect or failure of the Title Commitment to comply with requirements of this Section 2.4(e)) (collectively, the “Purchaser’s Objections”). Notwithstanding anything herein to the contrary, the Seller shall be obligated to pay and discharge, or insure over any monetary encumbrances or obligations arising from delinquent real property taxes, deeds of trust, security agreements, or mechanics’ liens or other similar monetary liens or charges that were created by, expressly consented to in writing, or expressly assumed by Seller in writing, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (collectively, “Monetary Title Encumbrances”) reflected in the Title Commitment. No Monetary Title Encumbrances shall be considered to be a Permitted Title Exception. For such purposes, the Seller may use all or a portion of the Purchase Price to pay or discharge any such Monetary Title Encumbrances at the Closing. The Seller may notify Purchaser within five (5) days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether the Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections, (the “Seller’s Response”). If the Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, the Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections that the Seller has agreed to attempt to cure on or before the Closing. If the Seller does not provide the Seller’s Response to the Purchaser within the Seller’s Response Period, the Seller shall be deemed to have elected not to cure Purchaser’s Objections. If (i) Seller elects to not cure or is deemed to have elected not to cure any Purchaser’s Objections, within five (5) days after receipt of Seller’s Response (or, after the expiration of Seller’s Response Period in the event no Seller’s Response is delivered) or (ii) in the event Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, but fails to do so on or before the Closing, Purchaser shall, in its sole and absolute discretion, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close or (2) to terminate this Agreement in writing delivered to Seller on or before Closing in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement; provided, however, with respect to clause (i) above, such termination right shall automatically expire if not exercised by Purchaser and delivered in writing to Seller before the earlier to occur of (A) five (5) days after Seller’s Response is delivered (or if none is delivered, five (5) days after the Seller’s Response Period expires), and (B) the Closing Date. In the event Purchaser does not timely provide to the Seller written notice of Purchaser’s election in response to Seller’s Response, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. In the event of Purchaser’s termination or deemed termination pursuant to this Section 2.4(e), the Earnest Money, less the Independent Contract Consideration (which shall be paid to the Seller), shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent and despite any objection or potential objection by Seller.

10

(f)

At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-05 of Securities and Exchange Commission Regulation S-X (the “3-05 Audit”) of the financial statements of the Property for the three (3) complete fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-05 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the financial statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-05 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-05 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. This provision shall survive Closing.

2.5

Purchase Price Allocation. The Seller and the Purchaser agree that the Purchase Price shall be allocated among the assets of the Property as determined by agreement of the parties prior to the Closing for federal, state and local tax purposes in accordance with Section 1060 of the Code. The Purchaser shall, within ten (10) days after the date of this Agreement, prepare and deliver to the Seller for its review a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the assets of the Property (such schedule, the “Allocation”). The Seller shall review such Allocation and provide any objections to the Purchaser within ten (10) days after the receipt thereof. If the Seller raises any objection to the Allocation, the parties hereto will negotiate in good faith to resolve such objection(s). Upon reaching an agreement on the Allocation, the Purchaser and the Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price and (ii) shall file all federal, state and local tax returns and related tax documents consistent with such Allocation. Notwithstanding the foregoing, if, after negotiating in good faith, the parties hereto are unable to agree on a mutually satisfactory Allocation, each of the Purchaser and the Seller shall use its own allocation for purposes of this Section 2.5.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the representations and warranties set forth below to the Purchaser. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

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3.1

Organization and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

3.2

Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary limited partnership action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of the Seller, for and on behalf of the Seller, has the authority to do so.

3.3

Non-contravention. Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by Applicable Laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, the Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Seller.

3.4

Litigation. There is no action, suit or proceeding, pending or, to Seller’s Knowledge, overtly threatened in writing, against or affecting Seller or the Property, in any court or before any arbitrator or before any Governmental Authority which would reasonably be expected to materially adversely affect the ability of the Seller to perform its obligations hereunder.

3.5

Seller Is Not a “Foreign Person”. Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6

Labor and Employment Matters. There are no employees of the Hotel other than those employees who are employed by Manager with respect to the Hotel (collectively, the “Employees”). There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel. There are no pension plans of any type with respect to which Seller or the Property has an obligation. Neither Seller nor Manager has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller or Manager at the Hotel nor has it received any notice of any claim of unfair labor practices. Seller and Manager have and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the License Agreement. The Closing of the transaction contemplated by this Agreement will not constitute or result in a violation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of any state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans (as defined in Section 3(32) of ERISA).

3.7

Insurance. All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.8

Intentionally Deleted.

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3.9

Right to Purchase. Seller has not granted to any Person other than Purchaser any right to purchase the Property or any portion thereof or interest therein.

3.10

Condemnation. There are no any pending or, to Seller’s Knowledge, overtly threatened in writing condemnation or similar proceedings affecting the Property.

3.11

Hotel. All Hotel Agreements are listed on Schedule 3.11 attached hereto. Seller has made or will make available to Purchaser true and complete copies of all such Hotel Agreements. All such Hotel Agreements are in full force and effect, and to Seller’s Knowledge there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller (or any party constituting Seller) or Manager under any such Hotel Agreement, nor, to Seller’s Knowledge, by any other party thereto, other than any such defaults or events that would not reasonably be expected to materially adversely affect the ability of the Seller to perform its obligations hereunder.

3.12

Management and Franchise Agreements. There are no existing management contracts or franchise (or other similar) agreements relating to the Property other than the Management Agreement and the License Agreement.

3.13

Permits. Other than the LEED Certification and the Certificate of Completion, all licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning select service hotel (the “Permits”) have been obtained and are in full force and effect. Each such Permit is listed on Schedule 3.13 attached hereto, and Seller has made or will make available to Purchaser true and complete copies of each such Permit. Seller has not received a written notice from any applicable governmental authority (a) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Permits, the loss of which would reasonably be expected to have a material adverse effect on the present use and occupancy of the Hotel or (b) that such party is lacking any permits or licenses necessary for the present use and occupancy of the Hotel, the lack of which would reasonably be expected to materially adverse effect present use and occupancy of the Property.

3.14

Environmental Matters. Except as disclosed in the environmental reports (and all modifications thereto) listed on Exhibit B, neither Seller nor Manager has received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured, nor has Seller received written notice from any applicable governmental or regulatory authority or has any knowledge that the Hotel is not in compliance with applicable Environmental Laws. Except as otherwise disclosed in such environmental reports (i) there are no Hazardous Substances located at, on or under the Hotel and (ii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties or from any adjoining property onto the Property.

3.15

Financial Information. Attached as Schedule 3.15 is a schedule of (a) all of the audited financial statements of the Seller for the last complete fiscal year of the Seller, and (b) balance sheets and operating statements for the Hotel for the fiscal period ending December 31, 2014, a true and complete copy of each of which has been delivered to Purchaser. All of the information contained in the financial statements and the balance sheets and operating statements has been prepared in accordance with generally accepted accounting principles applied consistently with past practices (except as may be indicated in the notes thereto or with respect to the absence of notes thereto), fairly presents in all material respects the financial position of the Seller and the Hotel at the end of the period covered and the results of the operations thereof for each such period, and there has been no material adverse change in the financial condition, operations or results of operations of the Hotel since December 31, 2014.

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3.16

Compliance with Applicable Law. Neither Seller nor Manager has received any written notice from any governmental authority of any violations of law or municipal ordinances, orders or requirements with respect to the Hotel.

3.17

Taxes. Seller has duly and timely paid all taxes and any interest and penalties thereon (including, without limitation, transient occupancy (bed) taxes), assessments and other governmental charges affecting the Property or required to be paid or collected by Seller in the operation of the Property which have been incurred or are due and payable (except real property taxes or taxes that are being disputed by the Seller).

3.18

Hotel Improvements. Licensor has not identified or requested in writing to Seller any repairs, improvements or alterations.

3.19

Possession. Seller has not granted to any party any license, lease, or other right relating to the use or possession of the Hotel or any part thereof, except tenants under the Occupancy Agreements and guests in the ordinary course of business.

3.20

Municipal Assessment/Notices. There are no outstanding unpaid municipal assessment notices against the Property.

3.21

Bankruptcy. None of the parties constituting Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and has not ceased to pay its debts as they become due. None of the parties constituting Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and none has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. None has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, or has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the Effective Date.

3.22

Title to FF&E. Other than Personal Property subject to the Hotel Agreements, to Seller’s Knowledge, Seller is the owner of the Personal Property located at the Hotel and used in connection with the operation of the Hotel, which in each case shall be free and clear of all liens and encumbrances as of the Closing Date, subject only to the related Permitted Exceptions.

The representations and warranties made by the Seller to the Purchaser in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (the “Rep Survival Period”).

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ARTICLE IV
THE PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations and warranties to Seller:

4.1

Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2

Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of the Purchaser has the authority to do so.

4.3

Non-contravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4

Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5

OFAC. The Purchaser represents and warrants to Seller that neither the Purchaser nor any affiliate of the Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

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4.6

Condition of Property; As-is, Where-is.

(a)

The Purchaser represents that by reason of its business and financial experience and the business and financial experience of those Persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Purchaser has had an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Purchaser represents, warrants, and agrees that Purchaser is relying on its own inspections, examinations, and investigations in making the decision to purchase the Property.

(b)

Except for the representations and warranties expressly set forth in Article III hereof, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, or other literature, maps or sketches, projections, proformas, statements, representations, guaranties, or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of the Seller or the Manager. Such representations and warranties by the Seller in Article III constitute the sole and exclusive representations and warranties of the Seller to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Property) are specifically disclaimed by the Seller.

(c)

Except for the representations and warranties expressly set forth in Article III, Purchaser is not relying and has not relied on Seller, Manager or any of their respective partners, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees, or Purchaser Parties as to (i) the quality, nature, adequacy, or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water which comprise a part of the Real Property, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Real Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Real Property or the habitability, merchantability or fitness, suitability, or adequacy of the Property or any portion thereof for any particular use or purpose, (vi) the zoning or other legal status of any portion of the Property, (vii) the compliance by the Property, or any portion of the Property, or the operations conducted on or at the Property, with any Applicable Law or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Property.

(d)

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF, THE SALE AND CONVEYANCE BY THE SELLER TO THE PURCHASER OF ALL RIGHT, TITLE, AND INTEREST OF SELLER IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF AND IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF THE SELLER’S OTHER OBLIGATIONS HEREUNDER, THE SOLE PERIL AND RISK OF EVICTION (EXCEPT AS A RESULT OF ACTS OF SELLER) WITH RESPECT TO THE REAL PROPERTY SHALL BE ASSUMED BY THE PURCHASER; IT BEING UNDERSTOOD THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, THE PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS.”

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(e)

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR MANAGER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAW, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR MANAGER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED BY SELLER OR MANAGER PURSUANT TO THE TERMS OF THIS AGREEMENT, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND MANAGER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR MANAGER IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, MANAGER, OR ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER OR MANAGER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S OR MANAGER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY.

(f)

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, NEITHER SELLER NOR MANAGER HAS, NOR WILL THEY MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS MATERIAL OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. UNLESS SUCH CLAIM ARISES PURSUANT TO THE TERMS OF ARTICLE III OF THIS AGREEMENT, PURCHASER RELEASES SELLER AND MANAGER FROM ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER OR MANAGER OF WHATEVER KIND OR NATURE NOW OR HEREAFTER RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER OR MANAGER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY TEXAS EQUIVALENT, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW, PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW.

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(g)

UNLESS SUCH CLAIM ARISES PURSUANT TO THE TERMS OF ARTICLE III OF THIS AGREEMENT, PURCHASER HEREBY RELEASES SELLER AND MANAGER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR MANAGER IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

(h)

PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. THE FOREGOING RELEASES INCLUDE CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE TO SELLER AND/OR MANAGER.

(i)

IT IS INTENDED THAT MANAGER IS A THIRD PARTY BENEFICIARY OF THIS ARTICLE IV.

The representations and warranties in this Article IV shall survive the Closing for the Rep Survival Period; provided that the representations, warranties, covenants and agreements in Section 4.6 shall survive the Closing Date indefinitely.

ARTICLE V
CONDITIONS PRECEDENT

5.1

As to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)

Seller’s Deliveries. The Seller shall have delivered to or for the benefit of the Purchaser, on or before the Closing Date, all of the documents required of the Seller pursuant to Sections 7.2 and 7.4 hereof.

(b)

Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date as if then made (other than any representations and warranties that are no longer true and correct in all material respects as a result of actions taken at the request of the Purchaser); and the Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of the Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

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(c)

Title. Title Company shall unconditionally be prepared to deliver to the Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 7.2 below and Purchaser’s authority documents).

(d)

License Agreement. Licensor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have entered into a new license agreement with Purchaser or shall have agreed with Purchaser on the terms of an assignment of the License Agreement.

(e)

Litigation. There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, overtly threatened in writing against Seller or affecting the Property before any court or governmental authority, an adverse determination of which would reasonably be expected to have a material adverse effect on (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

(f)

Management Agreement. Prior to the Closing Date, Seller shall have terminated the Management Agreement effective as of the Closing.

(g)

LEED Certification. Prior to the Closing Date, Seller shall have obtained the LEED Certification for the Property.

(h)

Certificate of Completion. Prior to the Closing Date, Seller shall have obtained the Certificate of Completion for the Property, including those portions of the leased premises (described below).

(i)

Certain Obligations Under Leases. Prior to the Closing Date, Seller shall (i) have fully performed and satisfied the construction obligations set forth on Exhibit C of that certain Lease dated December 30, 2014, by and between Seller and Eugene Catenacci and Exhibit C of that certain Lease, dated December 29, 2014, by and between Seller and Tiff’s Treats, Ltd.; and (ii) delivery of estoppel certificates from both such tenants, in a form reasonably acceptable to Purchaser, verifying (among other items) that all such work required to be completed by Seller has been completed in accordance the applicable leases and that there no defaults under the applicable lease agreements.

Each of the conditions contained in this Section are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser. If the conditions precedent set forth above are neither satisfied nor waived by the Purchaser by the Closing Date, the Purchaser shall have the right to (a) terminate this Agreement and obtain a refund of the Earnest Money in which event and the Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement, or (b) extend the Closing for a reasonable amount of time to allow for any outstanding conditions to be satisfied. If such termination is in connection with a default by the Seller, Purchaser shall be entitled to exercise its remedies as set forth in Section 9.1.

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5.2

As to the Seller’s Obligations. Subject to the provisions of Section 9.2, the Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)

Purchaser’s Deliveries. The Purchaser shall have delivered to or for the benefit of the Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Sections 7.3 and 7.4 hereof.

(b)

Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date as if then made; and the Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of the Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)

Litigation. There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or threatened against the Purchaser, an adverse determination of which would reasonably be expected to have a material adverse effect on (a) the Purchaser’s ability to enter into or perform this Agreement or (b) restrains or prohibits the transfer of the Property.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller. If the conditions precedent set forth above are neither satisfied nor waived by the Seller by the Closing Date, the Seller shall have the right to terminate this Agreement. If such termination is in connection with a default by the Purchaser, Seller shall be entitled to exercise its remedies as set forth in Section 9.2 (including but not limited to being entitled to receive the Earnest Money from the Escrow Agent as liquidated damages). If such termination is not in connection with a default by the Purchaser, Purchaser shall receive a refund of the Earnest Money. In either event, immediately upon the disbursement of the Earnest Money, the Seller shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement.

Neither Seller nor the Purchaser may rely, either as a basis for not consummating the transactions contemplated hereby or terminating this Agreement, on the failure of any condition set forth in Sections 5.1, 5.2 or Article VII, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to act in good faith or to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 6.12.

ARTICLE VI
PRE-CLOSING (AND CERTAIN POST CLOSING)
COVENANTS OF SELLER AND PURCHASER

6.1

Operating Agreements/Occupancy Agreements/Leased Property Agreements/Off-Site Facility Agreements. The Purchaser will advise the Seller in writing within twenty (20) days after the Effective Date as to which Hotel Agreements the Purchaser will assume and which Hotel Agreements Purchaser requires be terminated at Closing; and Seller shall, at Seller’s cost, terminate, as of the Closing Date, all Hotel Agreements with respect to the Property which Purchaser does not expressly agree to assume. The Purchaser will fully perform each such assumed Hotel Agreement in accordance with its respective terms. Seller shall, at Seller’s cost, terminate, as of the Closing Date, all existing management agreements with respect to the Property. Seller shall not enter into any new agreement materially affecting the Property (except to address an emergency), or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Purchaser’s approval of the proposed action, which approval or disapproval shall be in Purchaser’s sole discretion. Should Purchaser fail to notify Seller in writing of any objections to a new agreement within five (5) Business Days after receipt of Seller’s written request for approval, then Purchaser shall be deemed to have approved such new agreement.

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6.2

Insurance. The Seller shall pay, all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

6.3

Operation of Property Prior to Closing. The Seller covenants and agrees with the Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:

(a)

Subject to the restrictions contained herein, the Seller shall instruct the Manager to operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement.

(b)

The Seller shall instruct the Manager to maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, both consistent with that used in keeping its books in prior years.

(c)

The Seller shall instruct the Manager to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

(d)

The Seller shall instruct the Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by the Seller for such purposes in the ordinary course of business consistent with past practices. The Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.

(e)

The Seller shall not enter into any employment agreements with any Hotel employee which would be binding on the Purchaser with respect to the Property.

(f)

The Seller shall promptly advise the Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which the Seller obtains Knowledge.

(g)

The Seller shall instruct the Manager to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by the Seller other that in the normal course of business without the prior written consent of the Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests, other than Permitted Exceptions.

(h)

The Seller shall cause Manager to keep the Inventory adequately stocked, consistent with the standards employed by the Seller prior to the execution of this Agreement.

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6.4

Hotel Employees. Effective as of 11:59 p.m. the day prior to Closing, the Seller shall (or cause Manager to) terminate its employer/employee relationship with all Employees.  Upon such termination, Seller or Manager, as the case may be, shall pay to each Employee their salaries, wages and to the extent required by applicable law and any existing employment contract, earned vacation pay.  As of 11:59 p.m. the day prior to Closing, the Purchaser will hire or will cause its manager to hire a sufficient number of the Employees to prevent the occurrence of an event requiring notice under the WARN Act.  The Purchaser agrees to be responsible for and hereby indemnifies and agrees to hold harmless and defend Seller, Manager and their affiliates from and against (i) claims and liabilities arising from violation of its obligations hereunder that create any liability under the WARN Act and (ii) any claim made by any Employee that accepts employment with the Purchaser (or its manager) and commences employment with the Purchaser (or its manager) on or after the Closing with respect to matters arising after the Closing Date.  The provisions of this Section 6.4 shall survive the Closing without limitation.

6.5

Employee Claims. The Seller shall indemnify and defend or cause to be indemnified and defended the Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchaser with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees arising out of or related to any act, failure to act, any transaction or any facts or circumstances occurring prior to 11:59 p.m. the day prior to Closing.

6.6

Reasonable Inspection After Closing.

(a)

After Closing, the Seller and Manager shall afford the Purchaser and its agents, at their sole cost and expense, reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(b)

After Closing, the Purchaser shall afford the Seller and the Manager and their agents, at their sole cost and expense, reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Purchaser); provided that (i) any such access by the Seller, the Manager or their agents shall not unreasonably interfere with the conduct of the Purchaser’s business; and (ii) the Seller, Manager or their agents shall keep the information contained in such records confidential. The provisions of this Section 6.6(a) and (b) shall survive the Closing.

6.7

Condition of Property. Except as otherwise provided herein, the Seller shall not, after the date of this Agreement, sell, mortgage, encumber, hypothecate or otherwise transfer or dispose of the Property or any interest therein, or cause the Property to be subject to any, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the Purchaser’s prior written consent, which consent shall be given or withheld in Purchaser’s reasonable discretion.

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6.8

Access to Financial Information. After Closing, the Seller and Manager shall afford the Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

6.9

Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, the Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to the Purchaser; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether Section 5.1(b) has been satisfied if the matter raised in such supplement has a materially adverse effect on the Property, but shall have effect only for the purposes of limiting the defense and indemnification obligations of the Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.

6.10

Licenses and Permits. The Purchaser shall use all commercially reasonable and good faith efforts to obtain the transfer of all Permits (to the extent transferable) or the issuance of new licenses and permits. The Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, as of the Closing, and the Seller shall use commercially reasonable efforts (at no cost or expense to the Seller) to cooperate with the Purchaser to cause the Permits to be transferred or new licenses and permits to be issued to the Purchaser. Notwithstanding anything to the contrary in this Section 6.10, the Purchaser shall not post any notices at the Hotel or publish any notices required for the transfer of the Permits or issuance of new licenses and permits, including, without limitation, the liquor licenses, without the prior written consent of the Seller, which consent may not be unreasonably withheld. It shall not be a condition to the Closing hereunder that the Purchaser has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits, including any liquor licenses.

6.11

Bookings. The Purchaser shall honor all existing Advance Bookings and all other Advance Bookings made in accordance with this Agreement for any period on or after the Closing Date. The provisions of this Section 6.11 shall survive the Closing without limitation.

6.12

Further Actions; Efforts. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all actions that are within its control to consummate the transactions contemplated by this Agreement.

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ARTICLE VII
CLOSING

7.1

Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Title Company, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow, at the Title Company, or at any such other place as the Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Title Company as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and guests in possession. The Closing shall constitute conclusive evidence that the Seller and the Purchaser have respectively waived any conditions which are not satisfied as of the Closing.

7.2

Seller’s Deliveries. At the Closing, the Seller shall deliver (or cause to be delivered) to the Title Company all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of the Seller, and shall be dated to be effective as of the Closing Date:

(a)

The Deed.

(b)

The Bill of Sale and General Assignment.

(c)

The Assignment and Assumption Agreement.

(d)

Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property (if any).

(e)

The FIRPTA Certificate.

(f)

The “bring-down certificate” specified in Section 5.1(b).

(g)

Evidence of the termination of the Management Agreement.

(h)

An owner’s title affidavit and gap indemnity (to the extent required by the Title Company), each duly executed and acknowledged by Seller.

(i)

Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company and relating to: (i) the authority of the persons executing the instruments delivered at Closing on behalf of Seller have the authority to bind Seller to perform its obligations set forth therein, (ii) mechanics’ or materialmens’ liens, (iii) parties in possession, or (iv) any other matters reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto, in form and content satisfactory to Purchaser and the Title Company.

(j)

Any other document or instrument specifically required by this Agreement.

The Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(k)

information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor the Seller’s commitments in that regard,

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(l)

information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(m)

all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

7.3

Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Title Company the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)

The Assignment and Assumption Agreement.

(b)

The Bill of Sale and General Assignment.

(c)

The “bring-down certificate” specified in Section 5.2(b).

(d)

Any other document or instrument specifically required by this Agreement.

(e)

At the Closing, Purchaser shall deliver to Title Company the Purchase Price (less the Earnest Money and any interest thereon and subject to the revenue and expense allocations as set forth below) as described in Section 2.2 hereof.

7.4

Mutual Deliveries. At the Closing, Purchaser and the Seller shall mutually execute and deliver each to the other:

(a)

A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)

Subject to the provisions of Section 7.11 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c)

Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents; provided, that in no event shall the Seller’s counsel be required to give a legal opinion.

7.5

Closing Costs. The Seller and Purchaser shall equally divide any escrow fee, recording fees or other expenses or similar charges charged by the Title Company. The Seller shall pay for the cost of the Title Commitment and for the premium for the basic Owner Title Policy. The Purchaser shall pay for the cost of any endorsements or other “extended coverage” to the Owner’s Title Policy, the cost of the Updated Survey, and the cost of and any of all inspections or tests undertaken by Purchaser. Purchaser shall pay all costs associated with the assignment of the License Agreement (or issuance of a new License Agreement), including, without limitation, all application fees, inspection fees, PIP fees, transfer fees, and all expenses of Licensor, including, without limitation, legal fees and expenses, incurred in connection therewith, provided, however, that Seller shall pay all fees, costs and expenses under the License Agreement which have accrued prior to the Closing. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 9.4, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

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7.6

Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein. The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date provided that the housekeeping costs and the Final Rooms Revenue shall be shared equally between the Seller and the Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)

Current rents.

(b)

Real estate and personal property taxes and assessments (with maximum allowable discounts for early or prompt payment).

(c)

Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by the Purchaser.

(d)

Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)

Payments due under any assessments imposed by private covenant.

(f)

Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(g)

License and permit fees and pre-paid amounts, where transferable. The Seller shall receive a credit for all deposits made by the Seller under the Permits which are transferred to the Purchaser or which remain on deposit for the benefit of the Purchaser.

(h)

All other revenues and expenses of the Property, including, but not limited to, such things as parking, vending machines, restaurant, bar and meeting room income and expenses and the like.

(i)

The Final Room Revenue and housekeeping costs for the Closing Date (to be apportioned equally between the Seller and the Purchaser).

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(j)

Charges and payments (including the reimbursement of expenses) under all Operating Agreements.

(k)

Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents for the period after the Closing Date and (b) prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which the Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to the Purchaser. At 11:59 p.m. the day prior to Closing, Seller shall check-out those hotel guests who are in occupancy at the Hotel, so as to directly bill and collect all revenues generated prior to the Closing Date, and then immediately check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue for the Closing Date. At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. The Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Closing. The Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash. The procedure and method of making the proration adjustments set forth in this Section 7.6 is attached to this Agreement as Exhibit C.

Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between the Seller and the Purchaser. The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice (reasonably acceptable to the Seller and the Purchaser) for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser. The provisions of this Section 7.6 shall survive the Closing.

7.7

Safe Deposit Boxes. On the Closing Date, the Seller shall cause the Manager to make available to the Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.

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7.8

Inventory of Baggage. The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.

7.9

Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser on account of or with respect to such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

7.10

Accounts Payable. The Purchaser shall receive a credit for any and all accounts payable owed by the Seller in connection with the Property as of the Closing Date.

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7.11

Liquor Permits. To the extent that a license or permit required for the service of alcoholic beverages at the Hotel (a “Liquor Permit”) is issued to Seller or Manager, Seller shall use commercially reasonably efforts or shall or use commercially reasonable efforts to cause Manager to, to the extent permitted by Applicable Laws, transfer such Liquor Permit to Purchaser (or, at the request of the Purchaser, to Purchaser’s Manager) at Closing. If the Liquor Permit cannot be transferred to Purchaser or Purchaser’s Manager by Seller or Manager, or otherwise obtained by Purchaser prior to the scheduled Closing, then, to the extent permitted by applicable law, Seller or Manager, as the case may be, shall cooperate with Purchaser by entering an interim alcoholic beverage management agreement, in form and substance reasonably satisfactory to Purchaser, with respect to the sale of alcoholic beverages at the Hotel. Seller shall also use commercially reasonable efforts (at the Purchaser’s sole cost and expense) to assist and cooperate with Purchaser if Purchaser elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Hotel pending issuance of the permanent Liquor Permit. If necessary liquor licenses are not obtained prior to Closing, and alcoholic beverages cannot lawfully be transferred to or for the benefit of Purchaser, alcoholic beverages shall be excluded from Inventories and shall not be transferred at Closing. The Purchaser agrees to be responsible for and hereby indemnifies and agrees to hold harmless and defend Seller, Manager and their affiliates from and against claims and liabilities arising out of or relating to any matters arising after the Closing relating to the Liquor Permit or the purchase and sale of alcoholic beverages at the Hotel.

7.12

Property Improvement Plan. It is contemplated that, as of the Closing Date, the Purchaser shall have received from the Licensor a property improvement plan (the “Purchaser’s PIP”) with respect to the Hotel for the remainder of calendar 2015 (and, if applicable, subsequent years). The Purchaser shall be responsible for all actions and expenses required by the Purchaser’s PIP, except as specifically stated otherwise herein. The provisions of this Section 7.12 shall survive the Closing.

ARTICLE VIII
GENERAL PROVISIONS

8.1

Fire or Other Casualty. The Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date of which the Seller has Knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than One Million Dollars ($1,000,000.00) and require less than ninety (90) days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to the Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse the Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of One Million Dollars ($1,000,000.00) or require ninety (90) days or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing the Seller shall assign to Purchaser the insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance. If, prior to Closing, the Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than One Million Dollars ($1,000,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed One Million Dollars ($1,000,000.00).

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8.2

Condemnation. After the Effective Date, the Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking involves property having a value in excess of One Million Dollars ($1,000,000.00) or will materially interfere with the operation or use of the Hotel, the Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that involves property having a value of One Million Dollars ($1,000,000.00) or less and does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 8.2, the Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by the Seller and reasonably acceptable to Purchaser.

8.3

Broker. Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, the engagement of NT Realty, LLC, in respect of which Seller shall be solely responsible for the payment of a brokerage fee pursuant to a separate written agreement. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This Section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.

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ARTICLE IX
DEFAULT; TERMINATION RIGHTS; INDEMNIFICATIONS

9.1

Default by Seller. If the sale contemplated hereby is not consummated because of a default by Seller in accordance with this Agreement after Purchaser has performed or tendered performance of all of its obligations and satisfied all closing conditions in accordance with this Agreement (other than those closing conditions that by their terms require action on the part of the Seller), then Purchaser, as its sole and exclusive remedy (except as set forth in Section 9.3) shall elect (a) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, Seller shall reimburse Purchaser for its reasonable aggregate out-of-pocket-expenses in connection with the proposed purchase of the Property (not to exceed the sum of One Hundred Thousand Dollars ($100,000)) and all other rights and obligations of the Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price, or (c) to pursue the remedy of specific performance. In the event of any termination by the Purchaser pursuant to the provisions of this Section 9.1, the Earnest Money shall be refunded by the Escrow Agent to the Purchaser.

9.2

Default by the Purchaser. If the sale contemplated hereby is not consummated because of a default by the Purchaser in accordance with this Agreement after Seller has satisfied the closing conditions set forth herein in accordance with this Agreement (other than those closing conditions that by their terms require action on the part of the Purchaser), the Seller, as its sole and exclusive remedy (except as set forth in Section 9.3), shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder. Seller and Purchaser agree that the Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

9.3

Effect of Termination. Neither party hereto shall have any liability in respect to a termination of this Agreement pursuant to Sections 9.1 or 9.2, except to the extent that a party’s failure to satisfy its closing conditions, as applicable, results from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of such party under this Agreement or willful misconduct or fraud in connection with this Agreement.

9.4

Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.4 shall survive the termination of this Agreement.

9.5

Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto and any other indemnifying party hereunder resulting from the breach, default or alleged breach or default of this Agreement by such party (or other indemnifying party) shall, in any event, in contract, tort, common law or otherwise, be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party and any other indemnifying party consequential, punitive, exemplary, speculative, punitive or exemplary damages of any kind, damages consisting of lost profits (regardless of the characterization thereof), damages for diminution in value, or damages determined as a multiple of income, earnings, revenue or similar basis, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party. The provisions of this Section 9.5 shall survive the termination of this Agreement indefinitely.

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9.6

Agreement to Indemnify.

(a)

Subject to the limitations set forth in this Section 9.6, and notwithstanding any provisions of this Agreement to the contrary, Seller shall hold harmless, indemnify and defend Purchaser against any and all claims asserted by any third-party(ies) with respect to obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period during which Seller owned the Hotel, including, without limitation, actions or claims asserted by such third-party(ies) relating to damage to property or injury to or death of any person during the period of Seller’s ownership of the Hotel, or any claims by any such third-party(ies) for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period. As a material part of the consideration for this Agreement Benchmark Development, Inc. shall guarantee the Seller’s obligations set forth in this Section 9.6(a).

(b)

Subject to the limitations set forth in this Section 9.6, and notwithstanding any provisions of this Agreement to the contrary, Purchaser shall hold harmless, indemnify and defend Seller, its affiliates, members, partners, shareholders, directors, managers, employees representatives and agents against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising out of, or in any way relating to, (a) any breach of any representation or warranty of the Seller contained in this Agreement, (b) and breach of any covenant of the Seller which survives the Closing contained in this Agreement and (c) any claims asserted by any third-party(ies) with respect to obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period after the Closing Date, including, without limitation, actions or claims asserted by such third-party(ies) relating to damage to property or injury to or death of any person during the period after the Closing Date, or any claims by any such third-party(ies) for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period.

(c)

Subject to the limitations set forth in this Section 9.6, whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party on or after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing and from all third party claims brought against the other party to the extent relating to the period from and after assumption of the liability on which the claim is based.

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(d)

Subject to the limitations set forth in this Section 9.6, whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

(e)

Notwithstanding the foregoing provisions of Section 9.6(a), (i) the Seller shall not be required to indemnify under Section 9.6(a) or otherwise (collectively, the “Seller Indemnity Obligations”) under this Agreement unless the aggregate amount of the Seller Indemnity Obligations otherwise payable by the Seller exceeds the Basket Limitation and, in such event, the Seller shall be responsible only for such amount in excess of the Basket Limitation, (ii) in no event shall the liability of the Seller with respect to the Seller Indemnification Obligations exceed in the aggregate the Cap Limitation, and (iii) if prior to the Closing, the Purchaser obtains or has actual knowledge of any inaccuracy or breach of any representation, warranty or covenant of the Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Purchaser shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Agreement for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach.

(f)

Notwithstanding anything in this Agreement to the contrary, the covenants contained in this Agreement and the Closing Documents shall survive the Closing for a period of one (1) year and the representations and warranties shall survive the Closing for the Rep Survival Period, unless otherwise provided for in this Agreement (such periods, the “Survival Periods”), at which point each covenant, representation and warranty will expire and be of no force and effect.

(g)

Any claim for indemnification not made by a party on or prior to the last day of the applicable Survival Period shall be irrevocably and unconditionally released and waived; provided, however, that any obligation to indemnify and hold harmless under Section 9.6(a) shall not terminate with respect to any indemnifiable obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) to which the person to be indemnified shall have given notice in accordance herewith before the termination of the applicable Survival Period.

(h)

If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Section 9.6, which indemnification obligations shall survive the Closing indefinitely (subject to Section 9.6(g)).

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(i)

The amount of any obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) for which indemnification is provided under this Section 9.6 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) (net of any expenses the Purchaser and the indemnified parties incurred in connection with such recovery or any other adverse consequence suffered in pursuing such recovery, including any increase in premium). The Purchaser shall use its commercially reasonable efforts (which shall not include commencing litigation) to recover under insurance policies for any Losses under this Agreement. If an indemnified party receives any amounts under applicable insurance policies with respect to an indemnification claim subsequent to an indemnification payment by an indemnifying party with respect to such indemnification claim, then such indemnified party shall promptly reimburse the indemnifying party, up to the amount received by the indemnified party under such policies.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1

Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified or amended only by a written instrument duly executed by the parties hereto.

10.2

Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns. Except as expressly set forth in herein, nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

10.3

Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.4

Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principles of conflicts of law.

10.5

Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.

10.6

Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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10.7

Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.8

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	Mueller Hospitality, LP
c/o Benchmark Development, Inc.
190 E. Stacy Road, Suite 1720
Allen, Texas 75002
Attn: Billy Brown
Telephone: (214) 618-8288
Facsimile: (214) 618-2791
E-Mail: billy.brown@benchmarktexas.net
with a copy to:	Mr. David Lange Locke Lord LLP 200 Ross, Suite 2200 Dallas, Texas 75201 Telephone No. (214) 740-8468 E-Mail: dlange@lockelord.com
If to Purchaser:	c/o Moody National Realty Company, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Alex Sims
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com/
asims@moodynational.com
with a copy to:	Mr. Adam S. Wilk Ms. Kasi Moeskau Sneed, Vine & Perry, P.C. 900 Congress, Suite 300 Austin, Texas 78701 Telephone No. (512) 494-3126 E-Mail: awilk@sneedvine.com/ kmoeskau@sneedvine.com

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If to Title Company:	Moody National Title Company, L.P. 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Kay Street Telephone: (713) 273-6680 Facsimile: (713) 977-0117 kstreet@moodynational.com or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.9

Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own gross negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction from one the parties hereto, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

10.10

Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

10.11

Further Assurances. The Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.11 shall not increase the liability of the complying party.

10.12

No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.13

Time of Essence. Time is of the essence with respect to every provision hereof.

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10.14

Signatory Exculpation. The signatory(ies) for the Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.15

Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)

Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)

All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)

The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)

Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.16

No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.17

Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.18

Assignment by the Parties. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates to take title to the Property or to certain components of the Property or to assign this Agreement to one or more Affiliates prior to the Closing; provided that the Purchaser provides the Seller with a fully executed and enforceable assignment of this Agreement in form and substance satisfactory to the Purchaser in its reasonable discretion and provided that the Purchaser will continue to remain primarily liable under this Agreement notwithstanding any such nomination or assignment.

10.19

Waiver. Except as otherwise set forth herein, the excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.20

Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, affirmatively accept, negotiate or otherwise pursue any offers for the sale of the Property.

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10.21

Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall be responsible for all costs and expenses, including reasonable attorney’s fees, that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

10.22

Public Announcements. Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary  of a publicly-traded company and that Seller is aware and will instruct its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

10.23

Exculpation of the Seller and Purchaser. Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, partners and members, the partners or members of such partners, the shareholders of such partners and members, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners or members of the Seller assume no personal liability for any obligations entered into on behalf of the Seller and their individual assets shall not be subject to any claims of any person relating to such obligations. Notwithstanding anything to the contrary contained herein, the Purchaser’s shareholders, partners and members, the partners or members of such partners, the shareholders of such partners and members, and the trustees, officers, directors, employees, agents and security holders of the Purchaser and the partners or members of the Purchaser assume no personal liability for any obligations entered into on behalf of the Purchaser and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller and Purchaser under this Agreement. The provisions of this Section 10.23 shall survive the Closing and any termination of this Agreement.

38

IN WITNESS WHEREOF, the Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER

MUELLER HOSPITALITY, LP, a Texas limited partnership

By:	/s/ Billy L. Brown
Name:	Billy L. Brown
Title:	General Partner

PURCHASER:

MOODY NATIONAL REIT I INC., a Maryland corporation

By:
Brett Moody, President

JOINDER

The undersigned hereby joins in this Agreement for the purposes of guarantying the obligations of Seller hereunder, but only to the extent that (a) the Closing occurs, and (b) Seller expressly has liability to Purchaser under this Agreement after Closing.

In witness whereof, the undersigned has executed this Joinder as of _______________, 2015.

BENCHMARK DEVELOPMENT, INC.

By:	/s/ Billy L. Brown
Name:	Billy L. Brown
Title:	President

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

SUBMISSION MATTERS

1.

All architectural plans, site plans, existing surveys and other specifications for the Property.

2.

FF&E inventory schedule.

3.

Accounts Receivables schedule and aging.

4.

A true, correct and complete list of the Hotel’s occupancy, ADR, and levels for the prior twelve (12) months.

5.

The previous one (1) year Smith Travel Research Reports and quality assurance reports.

6.

A current rent roll (if applicable)

7.

A list of all Hotel Agreements in effect as of the date of this Agreement, together with complete and legible copies thereof and all modifications, supplements and amendments thereto.

8.

License Agreement and Existing PIPS.

9.

All Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals, liquor licenses, liquor license applications and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.

10.

All Employment Agreements.

11.

To the extent in Seller’s or Manager’s possession, any parking, structural, mechanical or other engineering reports and construction documents prepared for the Seller related to the Property.

12.

Real estate and personal property tax statements with respect to the Property for the year of Closing (if received by the Seller) and for the one (1) year preceding the year of Closing together with assessment bills.

13.

All leasing or other commission agreements in effect with respect to the Property.

14.

One (1) years insurance claims history.

15.

A schedule of insurance covering the Property setting forth the name of the carrier, the type of policy, the policy number, the policy term and the annual premium, along with copies of all such insurance policies.

 EXHIBIT C

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, the Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 7.6 and other applicable Sections of this Agreement. Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

 EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of _____, 2015 (the “Effective Date”), by and between ________ (“Assignor”) and _________ (“Assignee”).

WHEREAS, Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated as of _______ (as amended, modified and supplemented, the “Agreement”) for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property. All capitalized terms in this Assignment not otherwise defined herein have the same meaning ascribed in the Agreement; and

WHEREAS, in connection with the sale of the Property, Assignor desires to assign, and Assignee desires to assume, all of Assignor’s right, title, interest and obligations, if any, in all currently effective Hotel Agreements related to the Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties agree as follows:

1.

As of the Effective Date, Assignor does hereby assign and convey to Assignee, its successors and assigns, all of the right, title and interest of Assingor, and of any Named Party (as defined below), in and to the Hotel Agreements and related unforfeited security deposits, and Assignee does hereby assume such right, title and interest in and to the Hotel Agreements and related unforfeited security deposits (excluding any Liability arising prior to the Effective Date). For purposes hereof, “Named Party” shall mean any person or entity that has executed as agent or under apparent authority, on behalf of Assignor or its managing agent, any of the Hotel Agreements.

2.

This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

3.

This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

ASSIGNEE:

EXHIBIT E

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as of _____, 2015, by and between ________ (collectively, “Assignor”) and _________ (“Purchaser”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated as of ______, (“Agreement”) for the purchase and sale of real property for the purchase and sale of the land and the improvements as more particularly described in the Agreement (“Property”) and the related personal property. Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.

Assignor has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET-OVER, and DELIVERED, and by these presents does hereby GRANT, CONVEY, SELL, TRANSFER, SET-OVER, and DELIVER unto Assignee, all of its right, title and interest (if any), all items personal property of every kind and nature located on the Property, including, but not limited to, Assignor’s rights and interest, in, to: (a) all Tangible Personal Property; (b) all Intangible Personal Property; (d) Warranties and Guaranties, and (d) Advanced Bookings.

2.

This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

3.

This Bill of Sale may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

[Signature page follows.]

2

IN WITNESS WHEREOF, Assignor has executed and delivered this Bill of Sale the day and year first above written.

ASSIGNOR:

3

EXHIBIT “F”

 SPECIAL WARRANTY DEED

 NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF TRAVIS	§

THAT, _______________________ (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by ______________________ (“Grantee”), whose address is ___________________________, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, that certain tract of real property situated in Harris County, Texas, and described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with all and singular the rights, privileges, hereditaments, and appurtenances pertaining to such real property, including any and all improvements and fixtures currently attached to and located thereon (the “Property”).

The conveyance of the Property is being made by Grantor and accepted by Grantee subject to all matters set forth in Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s successors and assigns forever; Grantor does hereby bind Grantor and Grantor’s heirs, executors, administrators, legal representatives, successors, and assigns to warrant and forever defend, all and singular, the Property unto the Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by through or under Grantor, but not otherwise, subject however, to the Permitted Exceptions.

 [The remainder of this page is intentionally blank.]

4

EXECUTED to be effective the ________ day of ___________, 2015.

GRANTOR:

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on _________, 2015, by _________, President of ____, known or proved to me on satisfactory evidence to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same in the capacity and for the purposes and consideration therein expressed, on behalf of such company.

(S E A L)

Notary Public, State of Texas

My Commission Expires:

5

 EXHIBIT “G”
Leased Property Agreements

6

 EXHIBIT “H”
Occupancy Agreements

7

EXHIBIT “I”
Off-Site Facility Agreements

8

EXHIBIT “J”
Occupancy Agreements

 9